LightPath Technologies Ramps up Production to
Support Demand for Laser Tools.

LightPath Technologies is pleased to announce that it is boosting its production levels by 200% and is shipping production quantities of molded aspheric lenses to multiple large OEM manufacturers of consumer and industrial laser tools.

(July 7, 2009) Orlando, FL. LightPath Technologies, Inc. (NASDAQ: LPTH - News),

is pleased to announce that it has begun shipments of molded aspheric lenses to several large OEM manufacturers of consumer and industrial laser tools. These shipments are to satisfy contracts with our OEM partners that we announced in January and June of 2008. LightPath Technologies has completed the qualification process for the lenses to be supplied under the contracts and is increasing its production levels by 200% from 40,000 lenses per month to an anticipated 120,000 lenses per month in August 2009 to meet the projected order volume.

Jim Gaynor, the CEO of LightPath Technologies, commented, “The success of our laser tool line of aspheric lenses is a demonstration of our progress in providing a low cost platform for the manufacture of high precision glass molded aspheric lenses.  These lenses are being adopted by our customers because they provide a cost savings over traditional spherical doublet and triplet lenses without sacrificing performance.  We anticipate continued design wins in this market in the near future and continued production increases over the next several quarters.”

Mr. Gaynor continued, “LightPath Technologies, over the last 18 months, has been executing its strategy of improving its cost structure, expanding its markets and addressing higher production volumes. A key part of this strategy is to reduce costs and to increase capacity to be competitive in the lower cost, higher volume consumer based optical markets.   We have reached a significant milestone in our strategy with these initial high volume production deliveries to our OEM customers.”

Contacts:

LightPath Technologies	Ray Pini, Director of Marketing

LightPath Technologies, Inc.

Phone: +1-407-382-4003 x336

Email: rpini@lightpath.com

Internet: www.lightpath.com

Rob Myers, Director of Sales

LightPath Technologies, Inc.

Phone: +1-407-382-4003 x 333

Email: rmyers@lightpath.com

Internet: www.lightpath.com

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.